EXHIBIT  11

                             PERIPHONICS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                      (In thousands, except per share data)


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                                                                                     Year Ended
May 31,
                                                                             1997           1996         1995
                                                                             -----          -----        ----

NET EARNINGS:                                                             $  12,637     $  9,215     $   3,184
                                                                          =========     ========     =========

COMPUTATION OF ADJUSTED WEIGHTED AVERAGE
   SHARES OUTSTANDING:
   Weighted average shares outstanding                                       13,641       12,890         8,270
   Add:  Shares assumed to be issued upon conversion of Series A
     preferred stock                                                        -              -             1,246
   Add:  Shares assumed to be issued upon conversion of preferred
     stock issued by subsidiary through exercise of a warrant               -                 78            78
   Add:  Effect of stock options outstanding                                364              292           184
                                                                          ---------     --------     ---------
   Weighted average shares and common equivalent shares used
     for primary earnings per common share computation                       14,005       13,260         9,778
   Add:  Effect of additional stock options outstanding for fully
     diluted computation                                                    -                 88            -
                                                                          ---------     --------     ---------
   Weighted average shares and common equivalent shares used
     for fully diluted earnings per common share computation                 14,005       13,348         9,778
                                                                          =========     ========     =========

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:
   PRIMARY:                                                               $    0.90     $   0.69     $    0.33
                                                                          =========     ========     =========

   FULLY DILUTED:                                                         $    0.90     $   0.69     $    0.33
                                                                          =========     ========     =========

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